SENECA RESOURCES CORPORATION                            S-5
                    PROFORMA BALANCE SHEET                          Page 1 of 3
                     AT AUGUST 31, 1995
                         (UNAUDITED)
                   (Thousands of Dollars)

                                                      Adjustments
                                        Per Books     Dr. (Cr.)       Pro Forma

ASSETS

PROPERTY, PLANT AND EQUIPMENT            $541,616                     $541,616
LESS - ACCUMULATED DEPRECIATION,
             DEPLETION AND AMORTIZATION   188,940                      188,940
                                          352,676            0         352,676
CURRENT ASSETS
    CASH & TEMP. CASH INVESTMENTS             817       78,076 (a,b)    78,893
    ACCOUNTS RECEIVABLE - INTERCOMPANY      1,346                        1,346
    ACCOUNTS RECEIVABLE - NET               4,167                        4,167
    MATERIALS AND SUPPLIES                  1,576                        1,576
    PREPAYMENTS                             2,402                        2,402
                                           10,308       78,076          88,384
OTHER ASSETS
    DEFERRED CHARGES                          554                          554
    OTHER                                     873                          873
                                            1,427            0           1,427

TOTAL ASSETS                             $364,411     $ 78,076        $442,487

CAPITALIZATION AND LIABILITIES

CAPITALIZATION:
    CAPITAL STOCK OF SUBSIDIARIES       $    500                      $    500
    PAID IN CAPITAL                      104,035                       104,035
    EARNINGS REINVESTED IN THE
       BUSINESS                           10,462         3,150 (b,c)     7,312
                                         114,997         3,150         111,847

NOTES PAYABLE INTERCOMPANY                98,000                        98,000
TOTAL CAPITALIZATION                     212,997         3,150         209,847


CURRENT AND ACCRUED LIABILITIES
    NOTES PAYABLE - INTERCOMPANY          77,100       (82,922)(a)     160,022
    ACCOUNTS PAYABLE                       3,383                         3,383
    ACCOUNTS PAYABLE-INTERCOMPANY          1,290                         1,290
    OTHER ACCRUALS AND CURRENT
      LIABILITIES                         (6,201)        1,696 (c)      (7,897)
                                          75,572       (81,226)        156,798

DEFERRED CREDITS
    ACCUMULATED DEFERRED INCOME
      TAXES                               73,672                        73,672
    OTHER DEFERRED CREDITS                 2,170                         2,170
                                          75,842             0          75,842

TOTAL CAPITALIZATION AND LIABILITIES    $364,411      $(78,076)       $442,487

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                    SENECA RESOURCES CORPORATION                         S-5
                  PROFORMA STATEMENTS OF INCOME AND                 Page 2 of 3
                 EARNINGS REINVESTED IN THE BUSINESS
             FOR THE TWELVE MONTHS ENDED AUGUST 31, 1995
                           (UNAUDITED)
                     (Thousands of Dollars)

                                                  Adjustments
                                   Per Books      Dr. (Cr.)         Pro Forma

OPERATING REVENUES                  $62,244                          $62,244

OPERATING EXPENSES:
    PURCHASED GAS                     1,023                            1,023
    OPERATION EXPENSE                19,222                           19,222
    MAINTENANCE EXPENSE                  10                               10
    PROPERTY, FRANCHISE &
       OTHER TAXES                      946                              946
    DEPRECIATION, DEPLETION &
       AMORTIZATION                  22,075                           22,075
    INCOME TAXES - NET                2,384       (1,696)(c)             688
                                     45,660       (1,696)             43,964

OPERATING INCOME                     16,584       (1,696)             18,280

OTHER INCOME                             72                               72

INCOME BEFORE INTEREST CHARGES       16,656       (1,696)             18,352

INTEREST CHARGES:
    INTEREST - INTERCOMPANY           8,746        4,846 (b)          13,592
    OTHER INTEREST                      261                              261
                                      9,007        4,846              13,853

NET INCOME                            7,649        3,150               4,499

EARNINGS REINVESTED IN THE BUSINESS
   BALANCE AT SEPTEMBER 1, 1994       2,813                            2,813
                                     10,462        3,150               7,312
   DIVIDENDS ON COMMON STOCK              -                                -
   BALANCE AT AUGUST 31, 1995       $10,462       $3,150              $7,312

SEE NOTES TO PROFORMA CONSOLIDATED FINANCIAL STATEMENTS.

                     SENECA RESOURCES CORPORATION                       S-5
                     PRO FORMA ADJUSTING ENTRIES                    Page 3 of 3
                       AS OF AUGUST 31, 1995
                            (UNAUDITED)
                      (Thousands of Dollars)

                                                        Debit         Credit
          (a)
Cash                                                   82,922
     Notes Payable Intercompany - Current                             82,922

To increase money pool borrowings
to allocated share of incremental borrowings.

          (b)
Interest Expense Intercompany                           4,846
     Cash                                                              4,846

To record additional interest expense on borrowings in entry (a) at a rate of 5.845%.

          (c)
Income Tax Payable                                      1,696
     Income Tax Expense                                                1,696

To record tax effect of entry (b) at 35%.